23.1 Consent of KBA Group LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 2, 2007, accompanying the consolidated financial statements in the Annual Report of Terra Nova Financial Group, Inc. (formerly Rush Financial Technologies, Inc.) on Form 10-KSB for the year ended December 31, 2006. We hereby consent to the incorporation by reference in the following Registration Statements of Terra Nova Financial Group, Inc.:

Form Type	Registration Number
Form S-8	333-84901
Form S-8	333-84897
Form S-8	333-84899
Form S-8	333-128242
Form S-8	333-140398

/s/ KBA GROUP LLP
Dallas, Texas
April 2, 2007